Exhibit 99.1

Ranpak Holdings Corp. Announces Expiration and Results of Exchange Offer and Consent Solicitation Relating to its Warrants

CONCORD TOWNSHIP, OH, September 3, 2020 –– Ranpak Holdings Corp. (NYSE: PACK) (“Ranpak” or the “Company”) announced today the expiration and results of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to certain of its outstanding warrants. The Exchange Offer and Consent Solicitation expired at 11:59 p.m., Eastern Daylight Time, on September 2, 2020.

Ranpak has been advised that 14,477,507 public warrants (including 80,889 public warrants tendered through guaranteed delivery), 5,000,000 forward purchase warrants, and 570,744 private placement warrants, or approximately 99.58% of the outstanding public warrants, 100% of the outstanding forward purchase warrants and 100% of the outstanding private placement warrants, respectively, were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation. Ranpak expects to accept all validly tendered warrants for exchange and settlement on September 4, 2020.

In addition, pursuant to the Consent Solicitation, the Company received the approval of approximately 99.58% of the outstanding public warrants and 100% of the outstanding forward purchase warrants to the Warrant Amendment, which exceeds the 65% of the outstanding public warrants and 65% of the outstanding forward purchase warrants required to effect the Warrant Amendment. The Warrant Amendment was executed on September 3, 2020.

Evercore Group L.L.C. was the Dealer Manager for the Exchange Offer and Consent Solicitation.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein and is also not a solicitation of the related consents. The exchange offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

About Ranpak Holdings Corp.

Founded in 1972, Ranpak’s goal was to create the first environmentally responsible system to effectively protect products during shipment. The development and improvement of materials, systems and total solution concepts have earned Ranpak a reputation as an innovative leader in e-commerce and industrial supply chain solutions. Ranpak is headquartered in Concord Township, Ohio and has approximately 550 employees.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by the Company in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect the Company’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Contact:

Investor Inquiries:

Bill Drew

ir@ranpak.com

Source: Ranpak Holdings Corp.